As filed with the Securities and Exchange Commission on April 4, 1997.
                        Registration No. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                           BANKATLANTIC BANCORP, INC.
                                ----------------

             (Exact name of registrant as specified in its charter)

                                     Florida
                                   ----------
                         (State or other jurisdiction of
                         incorporation or organization)
                                      6035
                                     -------
                          (Primary Standard Industrial
                           Classification Code Number)

                                   65-0507804
                                    --------
                                (I.R.S. Employer
                             Identification Number)
                           1750 East Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                            Telephone (954) 760-5200
                           --------------------------
          (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                  Alan B. Levan
                           BankAtlantic Bancorp, Inc.
                           1750 East Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                            Telephone (954) 760-5200
                                 --------------
                       (Name, address, including Zip Code,
                              and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:

                             Alison W. Miller, Esq.
                         Stearns Weaver Miller Weissler
                           Alhadeff & Sitterson, P.A.
                       150 West Flagler Street, Suite 2200
                              Miami, Florida 33130

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box|_|.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_| .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_| .

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box |_|.

                                              CALCULATION OF REGISTRATION FEE
====================================================================================================================================
        Title of each class                                                               Proposed maxi-              Amount of
        of securities to be               Amount to be          Proposed maximum           mum aggregate            registration
            registered                    registered(1)          offering price           offering price                 fee

------------------------------------------------------------------------------------------------------------------------------------
       Class A Common Stock             5,615,235 shares            $10.24              $57,500,006.00             $17,424.25
====================================================================================================================================

        (1)Plus such presently indeterminable number of shares, if any, as shall be issuable from time to time as required pursuant to the adjustment provisions of the 6-3/4% Convertible Subordinated Debentures Due 2006 and the Indenture to which such Debentures relate.
                                                   --------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the
Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PROSPECTUS 5,615,235 SHARES

                           BANKATLANTIC BANCORP, INC.

                              CLASS A COMMON STOCK


         BankAtlantic Bancorp, Inc. ("BBC" or the "Company"), a Florida corporation, intends to issue from time to time up to 5,615,235 shares of its class A common stock, $0.01 par value ("Class A Common Stock"), to holders of $57,500,000 aggregate principal amount of its 6 3/4% Convertible Subordinated Debentures due 2006 (the "Debentures") upon conversion of the Debentures in accordance with the terms thereof. The Debentures were issued on July 3, 1996 pursuant to a Registration Statement on Form S-3 (Registration No. 333-05827) under the Securities Act of 1933, as amended (the "Act"). The Debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of Class A Common Stock at a conversion price of $10.24 per share, subject to adjustment in certain circumstances, as set forth under "Plan Of Distribution." No additional consideration is payable upon conversion of the Debentures.


         See  "Risk  Factors"  beginning  on  page 4 of  this  Prospectus  for a
discussion  of  certain   factors  that  should  be  considered  by  prospective
investors.


        THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS
        AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR
            THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE
                  CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.



         No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase the securities offered by this Prospectus in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer, or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of the securities offered pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date of this Prospectus or that the information herein is correct as of any time subsequent to its date.

     The date of this Prospectus is April 4, 1997.

                                TABLE OF CONTENTS


                                                                            PAGE

available information......................................................... 2
incorporation of certain documents by reference ......................... .... 3 the company................................................................... 3
risk factors.................................................................. 4
plan of distribution.......................................................... 8
transferability............................................................... 9
legal matters................................................................. 9
experts....................................................................... 9


                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement"), of which this Prospectus is a part, under the Act, with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." For further information with respect to the Company and such Class A Common Stock, reference is made to the Registration Statement, including the exhibits thereto and the documents incorporated herein by reference. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission are hereby incorporated in this Prospectus by reference and made a part hereof:

                  (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 21, 1997.

                  (2) The description of the Company's Class A Common Stock contained in the Company's Form 8-A, dated March 7, 1996.

                  (3) The Company's Current Report on Form 8-K, dated January 6, 1997, filed with the Commission on January 13, 1997.

                  (4) The Company's Current Report on Form 8-K, dated February 4, 1997, filed with the Commission on February 13, 1997.

         Financial and other information included in the reports incorporated by reference herein do not reflect stock splits or dividends declared subsequent to the respective dates of such reports, except as indicated in such reports. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering of Class A Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than certain exhibits to such documents. Written requests should be directed to BankAtlantic Bancorp, Inc., 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304, Attention: Secretary, telephone: 954-760-5000.


                                   THE COMPANY

         The Company is a unitary savings bank holding company organized in April 1994 under the laws of the State of Florida for the purpose of becoming the holding company for BankAtlantic, A Federal Savings Bank ("BankAtlantic"). The Company owns all of the outstanding capital stock of BankAtlantic. The Company's activities to date have consisted solely of activities incident to its ownership of BankAtlantic.

         BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952, which provides traditional retail banking services and a full range of commercial banking products and related financial services. The principal business of BankAtlantic is attracting checking and savings deposits from the public and general business customers and using these deposits to originate commercial real estate and business loans, residential real estate loans and consumer loans, to purchase wholesale residential loans from third parties and to make other permitted investments such as the purchase of mortgage-backed securities, tax certificates and other investment securities. BankAtlantic's deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") primarily through the Savings Association Insurance Fund (the "SAIF"), with a small portion insured through the Bank Insurance Fund ("BIF"), both of which are administered by the FDIC. BankAtlantic is regulated and examined by the Office of Thrift Supervision (the "OTS") and the FDIC. For further information about the business and operations of the Company and BankAtlantic, reference is made to the Company's reports incorporated herein by reference. See "Incorporation of Certain Documents by Reference."


                                  RISK FACTORS

         An investment in the Class A Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following factors in evaluating the Company and its business. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve substantial risks and uncertainties. When used in this Prospectus, or in the documents incorporated by reference herein, the words "anticipate", "believe", "estimate", "may", "intend" and "expect" and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. The considerations listed below represent certain important factors the Company believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Company. It should be recognized that other risks, including general economic factors and expansion strategies, may be significant, presently or in the future, and the risks set forth below may affect the Company to a greater extent than indicated.

Ability to Pay Dividends; Possible Issuance of Additional Securities

         Although the Company holds all of the outstanding capital stock of BankAtlantic, the Company is a legal entity separate and distinct from BankAtlantic. The ability of the Company to pay dividends on the Class A Common Stock and the Class B Common Stock will be dependent, in part, on the ability of BankAtlantic to pay dividends, or otherwise to advance or transfer funds to the Company in amounts sufficient to service the Company's obligations. The Company is currently obligated to pay interest semi-annually on the Company's outstanding 9% Subordinated Debentures due 2005 (the "9% Debentures") and its 6 3/4% Convertible Subordinated Debentures due 2006 (the "Convertible Debentures") and to make any other payments with respect to securities issued by the Company in the future having a preference over the Class A Common Stock or Class B Common Stock with respect to the payment of interest or dividends. There is no restriction on the ability of the Company to issue securities which have a preference over the Class A Common Stock and Class B Common Stock.

         BankAtlantic's ability to pay dividends or make other capital distributions to the Company is governed by OTS regulations and is based on BankAtlantic's regulatory capital levels and net income. Under these regulations, "capital distributions" are defined as cash dividends, payments by a savings association to repurchase or otherwise acquire its shares, payments to shareholders of another entity in a cash-out merger, and other distributions charged against capital. An institution that has regulatory capital that is at least equal to its fully phased-in capital requirements (both before and after giving effect to the distribution), and that has not been notified that it "is in need of more than normal supervision" is a Tier 1 association. Upon prior notice to, and non-objection by, the OTS, a Tier 1 association is permitted to make capital distributions during a calendar year of up to the greater of (i) 100% of net income for the current calendar year, plus 50% of its capital surplus ("surplus" being the amount of capital in excess of its fully phased-in capital requirements) or (ii) 75% of its net income over the most recent four quarters. Any additional capital distributions would require prior regulatory approval. As of December 31, 1996, BankAtlantic's capital exceeded its fully phased-in capital requirements by approximately $51 million and BankAtlantic qualified as a Tier 1 association under applicable OTS regulations. However, all capital distributions of BankAtlantic are also subject to the OTS' right to object to a distribution on safety and soundness grounds. There is no assurance that BankAtlantic will be a Tier 1 association or that it will be in a position to make capital distributions to the Company in an amount sufficient for the Company to pay dividends on the Class A Common Stock and Class B Common Stock.

Limited Trading Market for Class A Common Stock

         The Class A Common Stock was first issued by the Company and commenced trading on the Nasdaq National Market on March 11, 1996. Accordingly, because of the relatively limited trading history for the Class A Common Stock, there is no assurance that an active trading market for the Class A Common Stock will develop or that any active trading market will be sustained or that a holder of Class A Common Stock will have the ability to dispose of his shares in a liquid market.

Lack of Voting Rights of Class A Common Stock; Voting Control

         Holders of the Class B Common Stock currently possess all voting power of the Company. Holders of the Class A Common Stock will have no right to vote in connection with the election of the directors of the Company or any other matter except as provided by Florida law. There can be no assurance that the limited voting entitlement of the Class A Common Stock will not have an adverse effect on its marketability or market price and no assurance can be given that the Class A Common Stock and the Class B Common Stock will trade at the same price or even within a narrow range of prices. BFC Financial Corporation ("BFC"), which owned at December 31, 1996 4,876,124 shares or approximately 46% of the Company's issued and outstanding Class B Common Stock and 2,742,820 shares or approximately 35% of the issued and outstanding Class A Common Stock, is in a position to significantly influence the policies and management of the Company and effectively elect a majority of the Company's Board of Directors. Additionally, Alan B. Levan, the Chairman of the Board and Chief Executive Officer of the Company and BankAtlantic and John E. Abdo, a director of the Company and the Vice-chairman of the Board and Chairman of the Executive Committee of BankAtlantic, beneficially own approximately 46% and 17% of the shares of BFC, respectively.

Loan Portfolio Considerations

         Loans receivable, net at BankAtlantic increased by approximately $996 million or 120% at December 31, 1996, from December 31, 1995. All components of lending increased in 1996 due to approximately $395.0 million of loans acquired in connection with the October 1996 acquisition of Bank of North America, a Broward County based commercial bank, $465.9 million of wholesale residential loan purchases and an increase in loan fundings associated with residential real estate, construction and development and consumer loans of $111.0 million during 1996 compared to 1995. Commercial real estate and construction loans at BankAtlantic increased by approximately $155.4 million or 41% at December 31, 1996 from December 31, 1995. With respect to development and construction loans, the underlying real estate projects may be in the early stages of development. Further, these loans are concentrated in Broward, Dade and Palm Beach Counties, Florida. Recent increases in funding availability from competitors for commercial real estate projects could result in over building and a decline in real estate values. A decline in the real estate market, or in economic conditions in general, in Dade, Broward, and Palm Beach counties could have a material adverse effect on BankAtlantic's financial condition and results of operations. With respect to the wholesale residential loan purchases, the real estate securing such loans is located outside BankAtlantic's primary market area. Future purchases of wholesale residential loans will more than likely consist of loans secured by properties located outside BankAtlantic's market area.

         BankAtlantic also makes various types of secured and unsecured consumer loans, including indirect automobile loans, and commercial business loans. Consumer and commercial business loans generally involve more credit risk than residential mortgage loans because of the higher potential of defaults and the difficulties involved in disposing of the collateral, if any.

Potential Impact of Changes in Interest Rates

         BankAtlantic's profitability is dependent to a large extent on its net interest income, which is the difference between its interest income on interest-earning assets and its interest expense on interest-bearing liabilities. BankAtlantic, like most financial institutions, is affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest  rate  environment  and will  negatively  impact  earnings in a falling interest  rate  environment,  while  a  liability-sensitive  position  (i.e.,  a negative  gap)  will  generally  enhance  earnings  in a falling  interest  rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. BankAtlantic has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. At December 31, 1996, BankAtlantic had a one year cumulative positive gap of .42%. This positive one year gap position may, as noted above, have a negative impact on earnings in a falling interest rate environment.

Regulatory Oversight

         BankAtlantic is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. BankAtlantic is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Federal Reserve Board. As the holding company of BankAtlantic, the Company is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities and regulations have been implemented which have increased capital requirements, increased insurance premiums and have resulted in increased administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on the Company and BankAtlantic and their operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of BankAtlantic and which could have a material adverse affect on BankAtlantic's operations.

Competition

         The Company competes with various types of financial institutions, including other savings institutions, commercial banks, finance companies, mortgage banking companies, money market funds and credit unions, many of which have substantially greater financial resources than the Company and, in some cases, operate under fewer regulatory constraints. The Company not only competes with financial institutions headquartered in the State of Florida but also competes with a number of financial institutions headquartered outside of Florida who are active in the state. In addition, recently enacted legislation could result in increased competition from bank holding companies headquartered outside of Florida.

Accounting for Acquisitions

         Acquisitions are accounted for either as a "purchase" or as a "pooling of interests." The consideration utilized is one of many factors considered in determining the accounting treatment of an acquisition. If cash or Class A Common Stock is utilized, the acquisition will generally be accounted for as a "purchase." If Class B Common Stock is utilized and all other required conditions relating to the parties and the transaction are met, the acquisition will be accounted for as a "pooling of interests." Under the "purchase" method, the assets and liabilities are recorded by the acquiror at their fair market values and any difference between the purchase price and the fair value of the tangible and identifiable intangible assets and liabilities is recorded as goodwill. Goodwill is generally amortized over a period generally not exceeding fifteen years and such amortization of goodwill will reduce earnings. Under the "pooling of interests" method, the historical values of the assets, liabilities and shareholders' equity of the combining companies are considered, no goodwill is recorded and accordingly, the earnings of the resulting entity are not impacted by the amortization of goodwill. The Company and BankAtlantic intend to actively pursue acquisitions. BankAtlantic paid cash consideration in connection with its acquisitions of MegaBank and BNA and it is likely that BankAtlantic or the Company will in the future make additional acquisitions with either cash or Class A Common Stock. If an acquisition is made and the consideration utilized is cash or Class A Common Stock, the acquisition will generally be accounted for as a "purchase" rather than under the "pooling of interests" accounting method. It is likely that any such acquisitions will result in the creation of goodwill and accordingly, future results will reflect the amortization of any goodwill recorded.

                              PLAN OF DISTRIBUTION

General

         The Debentures were issued under an Indenture (the "Indenture"), dated as of July 3, 1996, between the Company and First Trust National Association, as Trustee (the "Trustee"). The Debentures are general unsecured obligations of the Company in an aggregate principal amount of $57,500,000, subordinated to all existing and future Senior Indebtedness, as defined in the Indenture. The Debentures were issued in denominations of $1,000 and integral multiples thereof in fully registered form only. The Debentures will mature on July 1, 2006 and bear interest at a rate of 6 3/4% per annum. Interest is payable semiannually, on January 1 and July 1, to the registered holders of record on the preceding December 15 and June 15, respectively.

Conversion

         The Debentures are convertible at their principal amount into Class A Common Stock at any time prior to redemption or maturity, at a conversion price of $10.24 subject to adjustment as described below. The right to convert Debentures which are called for redemption will terminate at the close of business on the third business day immediately preceding the redemption date and will be lost if not exercised prior to that time. The conversion price of the Debentures is subject to adjustment upon the occurrence of certain events, including (i) the payment of a dividend to holders of Class A Common Stock payable in shares of the Company's capital stock; (ii) the subdivision, combination or reclassification of outstanding shares of Class A Common Stock and Class B Common Stock; (iii) the distribution to all holders of Class A Common Stock of evidences of indebtedness or assets (excluding cash dividends or cash distributions payable out of retained earnings or stock dividends) or subscription rights or warrants; or (iv) the issuance of rights or warrants entitling anyone to subscribe for shares of Class A Common Stock or securities or instruments convertible into shares of Class A Common Stock in each cash at less than current market price (as defined in the Indenture) for such Class A Common Stock.

         No adjustment in the conversion price is required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay an appropriate amount in cash based upon the market price of the Class A Common Stock. Upon conversion, no payment of accrued interest will be made (unless the Debenture surrendered for conversion has been called for redemption), but if any holder surrenders a Debenture for conversion between the record date for the payment of an installment of interest and the next interest payment date, such holder will forfeit his right to such interest payment and therefore such Debenture (unless called for redemption), when surrendered for conversion, must be accompanied by payment of an amount equal to the interest thereon which the holder on such record date is entitled to receive on the next interest payment date.

         In case of any reclassification or change of outstanding Class A Common Stock (with certain exceptions) or in case of any consolidation or merger of the Company with or into another person (with certain exceptions) or in case of any transfer or conveyance of the property of the Company substantially as an entirety, then the surviving entity will be required to execute and deliver a supplemental indenture providing that the holder of each Debenture then outstanding would have the right thereafter to convert such Debenture into the kind and amount of securities or property receivable upon the reclassification, change, consolidation, merger, transfer or conveyance by a holder of the number of shares of Class A Common Stock into which such Debenture could have been converted immediately prior thereto.

Redemption Rights

         The Debentures are redeemable at the Company's option, in whole or in part, after July 1, 1999 at a redemption price which is a premium of the principal amount outstanding, starting at 104% of principal amount until July 1, 2000 and decreasing to 100% on July 1, 2003 and thereafter.


                                 TRANSFERABILITY

         The shares of Class A Common Stock issuable upon conversion of the Debentures will be freely transferable in the hands of persons other than affiliates of the Company. The Common Stock is listed on the Nasdaq National Market under the symbol "BANCA." Similarly, the Debentures are freely transferable in the hands of persons other than affiliates of the Company. The Debentures are listed on the Nasdaq SmallCap Market under the symbol "BANCG".


                                  LEGAL MATTERS

         The validity of the shares of Class A Common Stock to be issued upon conversion of the Debentures will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Suite 2200, Miami, Florida 33130-1557.


                                     EXPERTS

         The consolidated financial statements of BankAtlantic Bancorp, Inc. incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         The following statement sets forth the estimated amount of expenses (other than underwriting discounts and commissions) to be borne by the Registrant in connection with the Offering:

SEC Registration Fee.................................................$17,424.25
Nasdaq National Market Listing Fee................................... 17,500.00
Legal Fees and Expenses..............................................  5,000.00
Miscellaneous Expenses...............................................  5,000.00

         TOTAL FEES AND EXPENSES.....................................$44,924.25


Item 15. Indemnification of Directors and Officers

         Section  607.0850  of the  Florida  Business  Corporation  Act  and the
Articles of Incorporation and Bylaws of the Registrant provide for indemnification of the Registrant's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Registrant carries insurance permitted by the laws of the State of Florida on behalf of Directors, officers, employees or agents which may cover liabilities under the Securities Act.

Item 16.  Exhibits

         The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

Exhibits Description

4.1 Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-3, filed on June 5, 1996 (Registration No. 333-05827)).

4.2               Bylaws of the Registrant (incorporated by reference to Exhibit
                  3.2 to the Registrant's Registration Statement on Form S-4, filed on May 5, 1994 (Registration No. 33-77708)).

4.3 Indenture, dated as of July 3, 1996, with respect to the Registrant's 6-3/4% Convertible Subordinated Debentures due 2006 (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3, filed on June 5, 1996 (Registration No. 333-05827)).

4.4 Specimen Convertible Subordinated Debenture (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3, filed on June 5, 1996 (Registration No. 333-05827))

5                 Opinion of Stearns Weaver Miller Weissler Alhadeff
                  & Sitterson, P.A. regarding the legality of the securities being offered.

23.1   Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.2   Consent of KPMG Peat Marwick LLP regarding the Registrant.

24 Power of Attorney (included with signature pages to this Registration Statement).


Item 17.  Undertakings

(a)    The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the  prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

   provided,  however,  that paragraphs  (a)(1)(i) and (a)(1)(ii)
above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 4th day of April, 1997.


                           BANKATLANTIC BANCORP, INC.


                     By:    /s/Alan B. Levan
                            ---------------------
                       Chairman of the Board of Directors,
                      President and Chief Executive Officer


                                POWER OF ATTORNEY


       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Levan and Frank V. Grieco and each of them acting alone, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                            TITLE                       DATE


/s/Alan B. Levan
----------------                                     Chairman of the Board,       April 4, 1997
Alan B. Levan                                        Chief Executive Officer
                                                     and President


/s/Jasper R. Eanes
------------------                                   Executive Vice President,   April 4, 1997
Jasper R. Eanes                                      Chief Financial Officer

                                      II-4

/s/John E. Abdo
---------------                                      Vice-Chairman of the        April 4, 1997
John E. Abdo                                         Board


---------------                                      Senior Executive Vice                1997
Frank V. Grieco                                      President and Director


/s/Steven M. Coldren
-----------------                                    Director                    April 4, 1997
Steven M. Coldren


/s/Mary K. Ginestra
----------------                                     Director                    April 4, 1997
Mary E. Ginestra


/s/Bruno DiGiulian
---------------                                      Director                    April 4, 1997
Bruno DiGiulian

/s/Charlie C. Winningham, II
-------------------------                            Director                    April 4, 1997
Charlie C. Winningham, II


                                INDEX TO EXHIBITS


                                                                   Sequentially
Exhibit                    Description                             Numbered Page


5                 Opinion of Stearns Weaver Miller Weissler
                  Alhadeff & Sitterson, P.A. regarding the legality of the securities being offered.

23.1              Consent of Stearns Weaver Miller Weissler
                  Alhadeff & Sitterson, P.A.

23.2              Consent of KPMG Peat Marwick LLP
                  regarding the Registrant.







                                      II-6